Exhibit 99.1

NEWS RELEASE RARE ELEMENT RESOURCES LTD NYSE MKT: REE TSX: RES August 26, 2014 Ref: 10 - 2014

Rare Element Resources Announces 2014 Pre-Feasibility Study on the Bear Lodge Project

Operational and technical improvements support a long-life Project with after-tax Internal Rate of Return of 29% and a payback period of 2.9 years

Significant opportunities for further upside

August 26, 2014 – Lakewood, Colorado - Rare Element Resources Ltd. (the “Company”)(NYSE MKT: REE and TSX: RES), a mineral resource company advancing development of the Bear Lodge Critical Rare Earth Project (the “Project”) located in northeast Wyoming, is pleased to announce that it has incorporated the significant resource expansion and numerous operational improvements announced over the last several months into a positive 2014 Pre-Feasibility Study (PFS) for the Project.  All references in this news release to “$” are to United States Dollars and certain numbers have been rounded.

PFS Highlights

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Low initial capital cost of $290 million.

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Mining of high-grade zone in Years 1 – 9 boosts initial cash flows and results in a 2.9-year payback from the start of production.

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After-tax net present value (NPV) of $330 million at a 10% discount rate, and after-tax internal rate of return (IRR) of 29%.

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45-year Project life based on the expanded Measured and Indicated (M&I) mineral resource – additional upside possible from Inferred mineral resource, including the potential delineation of additional high-grade mineral resource, and heavy rare earth (HRE)-enriched exploration targets.

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A proprietary recovery process that consistently produces a 97+% pure, near thorium-free, total rare earth oxide (TREO) concentrate.

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Average annual production of over 7,500 tons (6,800 tonnes) of TREO concentrate.

Various activities undertaken by the Company in connection with the PFS have significantly de-risked the Project, including:

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Successfully completed additional pilot plant studies and further refined the process technology,

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Sized the Project to balance initial capital cost with meaningful market penetration while preserving ability to accelerate production when market conditions warrant,

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Advanced the permitting process, most significantly with the progress on the draft Environmental Impact Statement (EIS), and

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Provided concentrate product to potential customers/partners for evaluation where the initial feedback has been positive.

“We have made great progress over the last two years by significantly expanding the mineral resource at Bear Lodge, developing a proprietary recovery process that consistently produces a 97+% pure, near thorium-free TREO concentrate in repeated pilot plant testing, and advancing permitting with the formal start of the EIS process,” said Randall J. Scott, President and Chief Executive Officer. “During this same timeframe, we have seen the rare earth marketplace change significantly and have gained a better understanding of customer needs. The PFS incorporates all this and demonstrates the potential for solid returns for our shareholders even in the current weak rare earth price environment.  The Project’s low initial capital cost reflects the advantages of our location near existing infrastructure and in communities supportive of responsible natural resource development.  The strength of our mineral resource is demonstrated by a greater than 40-year Project life and the ability of a high-grade core to accelerate payback. Importantly, there remains further upside opportunity from the Inferred mineral resources within the pit boundary, the exploration of identified additional targets with heavy rare earth enrichment, operating cost reductions from further optimization of our proprietary tech-nology, monetization of potentially valuable by-products within the deposit, and our continuing evaluation of downstream separation.” Mr. Scott concluded, “Bear Lodge is a world-class rare earth district that, for over 40 years, is expected to supply raw materials critical to new technologies, including the key magnet materials of neodymium, praseodymium, dysprosium and terbium, for industries that are growing and developing. When you consider all the Project’s strengths and the opportunities we have identified, we think it is clear that Bear Lodge has substantial value for all of our stakeholders even beyond what is being captured in the current IRR.”

Roche Engineering, Inc., an independent engineering company, prepared the PFS in cooperation with a number of specialized consultants on behalf of the Company.  The PFS evaluates the Project as outlined in the Plan of Operations as accepted by the U.S. Forest Service (USFS), the lead agency involved in the preparation of the Project’s EIS.  The PFS findings are based upon a selective mining approach developed in connection with work on the preparation of the draft EIS to minimize the Project’s overall environmental footprint on public lands.   The PFS contemplates selectively mining at a rate consistent with ore processing capacity and thereby stages the mining impact while reducing the need for extensive stockpiling.

Key metrics of the PFS include:

PFS Key Metrics
Initial capital costs (M)		$290
Life-of-mine (LOM) capital costs (M)*		$453
Payback period		2.9 years
Pre-tax / After-tax IRR		32.7%/28.6%
Pre-tax / After-tax NPV at 10% discount rate (M)		$426/$330
Mine life / Project life		38 years/45 years
Lower-grade stockpile processing		Years 39-45
Assumed discounted basket price/kg		$24.60
* Including sustaining capital
Operating Metrics
	High Grade Processing Years 1 - 9	LOM Average*
Average annual mining rate (M tons/M tonnes)	3.72/3.37	3.72/3.38
Annual production TREO (tons/tonnes)	8,523/7,732	7,510/6,813
Mining average grade, % TREO	4.7%	2.8%
Strip ratio (waste to ore)	8.0:1	8.7:1
Physical Upgrade Plant average annual feed rate (tons/tonnes)	220,000/199,600	345,000/313,000
Physical Upgrade Plant recovery rate	92.8%	87.9%
Hydrometallurgical average annual feed rate (tons/tonnes)	178,760/162,100	206,300/187,100
Hydrometallurgical recovery rate	88.3%	89.9%
Overall recovery rate	81.9%	79.0%
Operating cost per ton processed	$413.32	$296.93
Operating cost per kg TREO	$11.75	$15.05
Average annual operating cash flow (after-tax) (M)	$84.5	$52.4
* LOM includes 7 years of low-grade stockpile processing

The Company anticipates filing a National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”) compliant technical report reflecting the results of the PFS under its profile at www.sedar.com within 45 days of the date of this news release.

Project Description

The Bear Lodge Project is located in northeast Wyoming.  In 2011, the US Geological Survey determined that the Project contains one of the largest disseminated rare earth deposits in North America.  This world-class mineralized district is rich in the critical rare earths that are essential for electronics, high-strength permanent magnets, fiber optics, laser systems and evolving green technologies.  The Company controls 100% of the mining rights in the Project area.

The Project consists of three principal components: 1) a small open-pit mine operation that will include the Bull Hill and Whitetail Ridge deposits and associated support facilities, located approximately 12 miles (19 kilometers) by road north of Sundance, Wyoming; 2) a physical upgrading (PUG) plant for mineral pre-concentration located adjacent to the mine; and 3) a hydrometallurgical (Hydromet) plant, located near Upton, Wyoming for further concentration of the rare earth elements into a mixed TREO concentrate.  The Upton site is approximately 40 miles (64 kilometers) south from the Bull Hill Mine site. This site is accessible by existing county and state roads.  It is also adjacent to an active transcontinental rail line, which will make possible efficient delivery of equipment during construction and lower shipping costs for supplies used during operations, as well as delivery of the final product to customers.  Using the current NI 43-101 mineral reserves, the expected Project life is 45 years.

Mining at Bull Hill is planned as a small, conventional truck and shovel, open-pit operation that accesses near-surface mineralization.  Mining will selectively recover, for immediate processing at the PUG plant, the high-grade ores from the Bull Hill deposit in Years 1 – 9.  This will allow the Company to maximize early cash flows and accelerate the payback of capital.  In Years 10 – 38, ore from both the Bull Hill and Whitetail deposits will be mined and processed.  Lower-grade ores mined in Years 1 – 15 will be stockpiled for processing in years 39 – 45.  The initial processing rate at the PUG plant is expected to average 220,000 tons (199,600 tonnes) per year in years 1 – 9.  After a planned expansion of both the PUG and the Hydromet in Year 10, the PUG processing rate is expected to increase in years 10 – 38 to an average rate of 366,000 tons (332,000 tonnes) per year to offset the decline in ore grade.  The PUG processing of ore from low-grade stockpiles would begin in Year 39 and continue until Year 45 at a rate of 423,000 tons (383,700 tonnes) per year.  Waste rock will be stored at an adjacent waste rock facility located on private land and will be reclaimed and re-contoured concurrently with mine operations. The portion of the Inferred mineral resource already delineated within the pit boundaries provides the potential opportunity to improve economic returns, however, Inferred mineral resources have a greater amount of uncertainty.  Please see the footnote associated with the Inferred Mineral Resource table on page 6 for more detail.

In years 1 – 9, the PUG plant is scheduled to process high-grade ore, expected to average 4.7% TREO.  In years 10 – 38, the mining rate is expected to increase as the grade drops, with ore grades averaging 2.6% TREO.  The expected LOM average grade is estimated at 2.8% TREO.  The increase in production rate is planned to coincide with the start of processing mid-grade and Whitetail deposit ores.  The PUG plant is designed to use a combination of crushing, screening and gravity separation, depending on the ore type being treated, to reduce the physical mass of the ore by reducing gangue and concentrating the rare earth-bearing fines for shipment to the Hydromet plant.  The Bull Hill deposit contains varying proportions of weathered high-grade oxide and oxide-carbonate ores, along with variable grades of stockwork mineralization adjacent to the higher-grade ores. Each of these ore types will have a different mass reduction and upgrade percentage in the PUG circuit.  On average, the PUG recovery is expected to be 92.8% in years 1-9 and 87.9% over the LOM. The mineral pre-concentrate produced at the PUG will be transported by covered truck to the Hydromet plant in Upton.

The Hydromet plant is designed to process the pre-concentrate through acid leaching followed by the Company’s proprietary recovery technology.  This process uses a chloride solution to extract the rare earth elements (REE) into a liquid, then uses oxalate reagents to facilitate the selective precipitation of the REE (please see the Company’s news release dated November 11, 2013 for additional details).  The benefits of this process are that it achieves a high-purity, near thorium-free, bulk TREO concentrate and has the ability to regenerate and recycle a majority of the water and reagents used in the process.

The rare earth recovery rate in the Hydromet process in years 1 – 9 is expected to be 88.3 % and approximately 89.9% over the LOM.  The average annual LOM nominal TREO production rate is anticipated to be approximately 7,510 tons (6,813 tonnes), with years 1 – 9 averaging 8,523 tons (7,732 tonnes).  The tailings produced from the processing will be neutralized, dewatered and stored in an engineered, lined tailings storage facility located on private land adjacent to the Hydromet plant.

The Project was sized to balance initial capital requirements and still be a meaningful supplier for current market demand while minimizing the environmental footprint of the Project.  Both the PUG and the Hydromet plant are being designed to have sufficient flexibility to produce higher tonnages of rare earth concentrates when market conditions warrant with only minor modifications and optimization of operating parameters.

Mineral Resource and Reserve

The Company previously announced a Measured and Indicated (M&I) mineral resource of 17.3 million tons (15.7 million tonnes) averaging 3.11% TREO, and an Inferred mineral resource of 29.3 million tons (26.6 million tonnes) averaging 2.58% TREO (see the Company’s news release dated March 17, 2014).  The additional work to prepare the PFS resulted in an increase in the M&I mineral resource tons by approximately 4% and a slight reduction of the average grade, from 3.11% to the current 3.05% (using a 1.5% cutoff grade).  The breakout of the current mineral resource is as follows:

Measured and Indicated Mineral Resource* (using a 1.5% cutoff grade)
Deposit	Tons (M)	Tonnes (M)	Grade TREO %	Contained TREO lbs (M)	Contained TREO Kg (M)
Bull Hill
Measured	3.0	2.7	3.77	226	102
Indicated	10.7	9.7	3.09	661	300
Total	13.7	12.4	3.24	887	402
Whitetail Ridge
Measured	--	--	--	--	--
Indicated	4.3	3.9	2.47	212	96
Total	4.3	3.8	2.47	212	96

Project-wide M&I Mineral Resource	18.0	16.3	3.05	1,099	498

*The mineral resource estimate is classified as Measured mineral resources and Indicated mineral resources, as defined by Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) Definition Standards on Mineral Resources and Mineral Reserves, as of June 30, 2014 using a discounted basket price of $24.60 and is inclusive of proven and probable reserves. Resources, reserves and economics were all calculated using a $24.60/kg basket price, however, elemental distribution and prices vary between resource models and the PFS economic model. Please see the “Rare Earth Pricing and Markets” section of this news release for a discussion of the applicable discount. Mineral resources were estimated by Alan C. Noble, P.E. of Ore Reserves Engineering (O.R.E.), an independent Qualified Person as defined by NI 43-101.  Readers are cautioned that mineral resources that are not mineral reserves do not have demonstrated economic viability. The terms “Measured mineral resource” and “Indicated mineral resource” are terms recognized by Canadian regulations but not by the United States Security and Exchange Commission (SEC).  U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves under SEC regulations.

The mine plan used in the PFS is expected to access areas of significantly higher grade within the M&I mineral resource in years 1 – 9 of the Project’s life.  This both reduces the environmental footprint of the Project and reduces the amount of stockpiling necessary, bringing cash flows forward and resulting in an attractive payback period of 2.9 years.  A breakout of this high-grade material is as follows:

Contained High-Grade in Measured and Indicated Mineral Resource* (using a 3.0% cutoff grade)
	Tons (M)	Tonnes (M)	Grade TREO %	Contained TREO lbs (M)	Contained TREO Kg (M)
Contained High-Grade
Measured	1.7	1.5	4.92	167	76
Indicated	4.3	3.9	4.45	383	174
Total	6.0	5.4	4.58	550	250

*The contained high-grade material is a subset of the M&I mineral resource as of June 30, 2014 and identified above.

Mineral Reserve

The mineral reserve is derived from, and included in, the M&I mineral resource.  Mineral reserves take into consideration mineability, selectivity, mining loss and dilution and identify that portion of the M&I mineral resources which are economically recoverable under the current development scenario outlined in the PFS.  The mineral reserve was determined in accordance with NI 43-101 standards and do not constitute mineral reserve under SEC Industry Guide 7.

Mineral Reserve Estimate* (using a 3.0% modified TREO cutoff for high-grade and a 1.5% cutoff for mid-grade)
	Grade % TREO	Tons (M)	Tonnes (M)	lbs (M)	Kg (M)
	Proven Mineral Reserves			Contained TREO
High-Grade	5.17	1.4	1.3	145	66
Mid-Grade	2.36	1.2	1.1	57	26
Average / Total	3.87	2.6	2.4	202	92

	Probable Mineral Reserves
High-Grade	4.13	3.9	3.5	322	146
Mid-Grade	1.89	9.1	8.3	343	156
Average / Total	2.56	13.0	11.8	665	302

	Total Proven & Probable
High-Grade	4.41	5.3	4.8	467	212
Mid-Grade	1.94	10.3	9.4	400	182
Average / Total	2.78	15.6	14.2	867	394

*Proven and Probable mineral reserve estimates were determined by William Rose, P.E. of WLR Consulting, an independent qualified person as defined by NI 43-101, as part of the Bull Hill Mine design, effective June 30, 2014, and based on a discounted basket price of $24.60/kg.  Resources, reserves and economics were all calculated using a $24.60/kg basket price, however, elemental distribution and prices vary between resource models and the PFS economic model.  Reserves are for the ultimate pit, which includes both the Bull Hill and Whitetail Ridge resources, and are based on the Measured and Indicated Mineral Resource model developed by O.R.E.

The mineral resources referenced above for the Bear Lodge Project were estimated by Alan C. Noble, P.E. of Ore Reserves Engineering (O.R.E.), an independent Qualified Person as defined by NI 43-101.  The mineral resource estimate is the basis for the engineering studies that estimate mineral reserves and determined in accordance with NI 43-101 standards.  SEC Industry Guide 7 does not address reporting of mineral resource estimates.

Mineral reserves are calculated from an open-pit mine plan prepared by William Rose, P.E., WLR Consulting, an independent Qualified Person as defined by NI 43-101. Proven and probable mineral reserves are determined in accordance with NI 43-101 standards.  The mineral reserves stated herein are calculated in accordance with the CIM Standards on Mineral Resources and Mineral Reserves as contemplated in NI 43-101 but are not recognized as reserves under SEC Industry Guide 7.

Inferred Mineral Resource

Both the Bull Hill and Whitetail Ridge deposits have a significant amount of drill-indicated Inferred mineral resource, of which about one-third is contained within the current pit outline. While this portion of the resource has greater uncertainty than the M&I mineral resource and is assigned no economic value in the PFS, it represents significant potential upside opportunity for the Project as it could result in lower stripping ratios and more material to be processed and recovered during mining operations than is currently contemplated in the PFS.

Inferred Mineral Resource (using a 1.5% cutoff grade)*
Deposit	Tons (M)	Tonnes (M)	Grade TREO %	Contained TREO lbs (M)	Contained TREO Kg (M)
Bull Hill	23.9	21.7	2.54	1,212	550
Whitetail Ridge	7.9	7.2	2.71	429	194
Inferred Mineral Resource	31.8	28.9	2.58	1,641	744

* Inferred mineral resources consist of oxide and oxide carbonate mineralization only and were estimated by Alan C. Noble, P.E. of O.R.E, an independent Qualified Person as defined by NI 43-101.  While the term “Inferred Mineral Resources” is recognized and required by NI 43-101, the SEC does not recognize it.  Inferred mineral resources have considerable uncertainty as to their existence, and greater uncertainty as to their economic feasibility.  It cannot be assumed that all or any portion of Inferred mineral resources will ever be upgraded into a higher category or recovered and therefore, they are not included in the PFS evaluation.

Total Rare Earth Oxide Composition

The Bear Lodge Project is rich in “critical” rare earths, defined by the U.S. Department of Energy as those most essential to the “clean energy” economy and at the highest risk of supply disruption1.  These elements include neodymium, dysprosium, europium, terbium and yttrium.  The Company also includes praseodymium as it believes it is a critical REE because of its use with neodymium in high-intensity, permanent magnets. These elements are expected to experience higher demand growth, as green technologies advance in concert with increasing environmental standards worldwide.  The distribution of the different REE in the mineral reserve is outlined below:

1 U.S. Department of Energy - Critical Materials Strategy Report - December 2011

Composition of TREO in Proven & Probable Mineral Reserves*

	Relative Distribution	% REO in Proven & Probable Mineral Reserve
Neodymium (Nd)	17.88%	0.496%
Praseodymium (Pr)	4.90%	0.136%
Europium (Eu)	0.68%	0.019%
Cerium (Ce)	43.02%	1.194%
Lanthanum (La)	26.83%	0.745%
Dysprosium (Dy)	0.45%	0.012%
Terbium (Tb)	0.14%	0.004%
Gadolinium (Gd)	1.64%	0.045%
Samarium (Sm)	2.99%	0.083%
Yttrium (Y)	1.30%	0.036%
Erbium (Er)	0.08%	0.002%
Other rare earths	0.09%	0.003%
TREO	100.00%	2.775%

* Table does not break out estimates for holmium, lutetium, thulium and ytterbium because they occur in negligible amounts.  Values based on mineral reserve estimates listed above and a discounted basket price of $24.60 as of June 30, 2014. Resources, reserves and economics were all calculated using a $24.60/kg basket price, however, elemental distribution and prices vary between resource models and the PFS economic model. Please see the “Rare Earth Pricing and Markets” section of this new release for a discussion of the applicable discount and price assumptions.

Attractive Project Location

The mine site is located northwest of the town of Sundance, Wyoming (WY), which is situated along US Interstate Highway 90, 60 miles (96 kilometers) east of Gillette, WY. Gillette is a major business center for the natural resources industry.  The existing road system will support pre-concentrate trucking with some upgrades required for safety.  The Hydromet plant in Upton, WY, is located adjacent to an active transcontinental rail line, which is expected to results in lower transportation costs for supplies to the site and in respect to the distribution of the final product to end users. Nearby towns can provide a majority of the necessary infrastructure, including housing, food, fuel, power and skilled labor. Community support is strong, with local polling completed in 2013 indicating 76% support for the Project.

Water rights at the mine site are available through permits from the Wyoming State Engineer’s Office. The water supply at the Hydromet plant is available from the Town of Upton. During the Project’s life, a power line will be extended to support operations at the mine. Power for the Hydromet plant will be fed from a sub-station at the nearby industrial park. Published power costs are some of the lowest in the United States.

The mine site footprint, including the PUG plant, is relatively small, with less than 900 acres (364 hectares) of total disturbance over its life – approximately 460 acres (186 hectares) on Forest Service land and 438 acres (177 hectares) on private land. The Hydromet plant and tailings disposal site will be located on approximately 840 acres (339 hectares) of private land, for which the Company currently holds purchase rights.

Capital Expenditures

In part because of the extensive existing infrastructure, initial start-up capital is estimated to be a relatively low $290 million. The life-of-mine capital cost for the Project, including sustaining capital, later phases of tailings construction, PUG and Hydromet expansion in Year 10 and closure costs, is estimated at $453 million.  This includes start-up capital and a capital cost contingency that averages 18.8% on initial capital and 14.6% on sustaining capital.  Initial expenditures of approximately $12 million are anticipated for infrastructure, including improving access roads, upgrading power and constructing the water supply facilities.

Capital Expenditures*

(USD Millions)	Initial Capital	Sustaining Capital	LOM Capital
Mining	$57.9	$45.4	$103.4
PUG plant	8.0	36.8	44.8
Hydromet & tailings storage	126.2	20.9	147.0
Engineering and commissioning	30.1	12.2	42.3
Infrastructure	11.9	6.0	17.9
Owners costs & other	9.2	4.3	13.5
Closure costs	-	16.5	16.5
Total Direct and Indirect Costs	243.3	142.1	385.4
Contingency	47.1	20.8	67.9
Total	$290.4	$162.9	$453.3

*Capital expenditures do not include $24.6M of working capital, which is included in the Project economics.

Operating Costs

In years 1 – 9, the average total annual operating cost is estimated at $91 million, assuming a nominal processing rate of 220,000 tons (199,600 tonnes) per year of high-grade feed to the PUG plant at an average grade of 4.7% TREO.  This would produce an average of 8,523 tons (7,732 tonnes) per year of bulk TREO concentrate.   In years 10 – 38, the average total annual operating cost is estimated at $111 million assuming a nominal production rate of 366,000 tons (332,000 tonnes) per year of feed to the PUG plant at an average grade of 2.8% TREO.  Because of the economy of scale experienced with the increased tonnage being processed in years 10 – 38, the mining cost per ton of ore processed decreases.  During this same period, the lower grade of the ores being processed will result in the average cost per kg of TREO increasing. Estimated production during years 10 – 38 would average 7,700 tons (6,985 tonnes) per year of bulk TREO concentrate per year.  Previously stockpiled ores will be processed in years 39 – 45, with an average total annual operating cost estimated at $83 million assuming an average feed rate of 423,000 tons (383,700 tonnes) at an average grade of 1.7% TREO.  The average annual TREO concentrate production rate during these years would be 5,423 tons (4,920 tonnes) per year. While included in the economic evaluation, estimated applicable property and severance taxes are not included in the operating costs table below:

Operating Costs
	Years 1 - 9		LOM
	Cost/Ton Ore Processed	Average Cost/Kg TREO	Cost/Ton Ore Processed	Average Cost/Kg TREO	LOM Total (M)
Mining	$69.83	$1.99	$42.98	$2.18	$668
PUG	20.39	0.58	21.56	1.09	335
Hydromet & tailings storage	292.03	8.30	212.68	10.78	3,306
G&A & road maintenance	31.08	0.88	19.71	1.00	306
Total	$413.32	$11.75	$296.93	$15.05	$4,615

Environmental & Permitting

The Company continues to support the USFS efforts to prepare an EIS on the Project in accordance with the National Environmental Policy Act process.  This process is key to securing the permits and approvals necessary to move into production.  In early 2012, the Company submitted the Plan of Operations for the Project, which was accepted by the USFS as complete in May 2013.  Since then, the USFS has selected a Project Manager and prime contractor for preparation of the EIS, published notice in the Federal Register and completed necessary scoping work.  The USFS is currently working on the evaluation of the public comments, identification of alternatives and preparation of the draft EIS. The US Army Corps of Engineers and the appropriate state and local government agencies are involved in the EIS process as cooperating agencies.  The schedule, as distributed by the USFS in its scoping documents, calls for completion of the draft EIS in the first quarter of 2015 and the final EIS by mid-2015.  The final Record of Decision (ROD) for the EIS, the decision document that establishes the acceptable operating conditions, is expected in the fourth quarter of 2015.

The Company will need to obtain a mining permit from the Wyoming Department of Environmental Quality – Land Quality Division.  Additionally, the Company will need various permits, including a license to possess source material from the Nuclear Regulatory Commission, and other approvals from a number of other federal, state and local agencies. The Company is pursuing those permits/approvals on a parallel path with the work currently being done on the EIS, where possible.

Production Timeline

The Company will incorporate the results of the PFS, as well as Project engineering, budgets, schedules and other information into a Feasibility Study (FS), expected to begin, pending board approval, before the end of 2014.  Given the anticipated timing of the FS commencement, construction could be completed and commissioning commenced on the Project as early as late 2016.  This timeline is subject to the timely completion of permitting, financing and additional development activities directed at continuing to de-risk the Project.  The Company is reviewing all Project variables and expects to have updates to the anticipated schedule for the Project in the fourth quarter of 2014.

Rare Earth Pricing and Markets

Because of their unique magnetic, catalytic and phosphorescent characteristics, rare earths are expected to be essential elements in the next generation of technological advancements. Current projections from a variety of leading industry analysts call for an average of 7% to 8% per annum growth in demand from 2013 to 2020, with the fastest demand growth coming from magnet, metal alloy and catalyst uses of rare earths1.  The

1Curtin-IMCOA Rare Earths Quarterly Bulletin #7, 6/15/14, Professor Dudley J. Kingsnorth / Curtin Graduate School of Business & Industrial Minerals Company of Australia Pty Ltd.

Company anticipates that this expected growth in demand, coupled with the factors listed below, will support a case for higher rare earth prices, both in the near- and long-term:

•

Recent financial results from several of the six firms now consolidating the rare earth industry in China have been poor, suggesting there may be some pressure for these dominant producers to raise prices;

•

Chinese production costs are escalating, particularly for labor and environmental protection, with some industry observers estimating that prices need to rise by 20% to offset environmental cost increases alone;

•

The Chinese government has announced purchase prices for a domestic stockpiling program of certain rare earths that could reduce available supplies.  The premiums to current market prices vary by element, but reports indicate that the Chinese government is expecting to pay an overall premium of approximately 10% above current prices;

•

Demand growth projections indicate that China, which currently consumes approximately two-thirds of the global rare earths supply, may be a net importer of many rare earths by 2020;

•

Geopolitical considerations, increasing environmental regulations, remote locations and high capital requirements for many potential new rare earth projects may serve to limit new supply; and

•

Research and development efforts for new uses of rare earths are expected to accelerate, driven in part by manufacturers having access to secure, non-Chinese rare earth sources, like the Bear Lodge Project.

To establish the assumed prices for the PFS, the Company used the trailing 12 months (TTM) Chinese export values for individual rare earth oxides, derived from latest available customs statistics through June 2014, as reported by Metal-Pages, a UK-based firm that reports on metals trading across numerous sectors. Customs statistics report the value of goods exported based on actual market transactions and, as a result, provide empirical data on the underlying market prices.  The assumed prices for gadolinium and samarium are based on published spot “FOB China” prices as reported by Metal-Pages, because no custom statistics are available. These spot prices are based on Metal-Pages’ survey of market participants and, according to some market sources, can differ significantly from realized prices, since most rare earths sales are done under private contracts.

For the PFS, the Company discounted certain of these individual rare earth oxide export values further (including cerium, europium and praseodymium) to account for current market conditions. Most significantly, the Company reduced the reported value for dysprosium by 66% to temper the impact of significant spikes in export values that occur in periods of high seasonal demand and could be expected to diminish when alternative sources of dysprosium are developed.

The PFS prices then assume a 25% discount to the weighted average basket price of the Project’s planned production to account for further costs to separate the high-quality, mixed TREO concentrate into individual rare earth oxides.  Most of the transactions within the rare earth industry are done under private contract, and pricing information is of limited transparency, thus exact information on separation costs is unavailable.  To arrive at the discount used in the PFS, the Company surveyed a number of market sources that suggested a discount of 20% to 30% was appropriate for the Company’s 97+% pure TREO concentrate. As another reference point, the Company calculated a blended tolling charge, based on reported tolling charges in the rare earth market of $5.00/kg for light rare earth concentrate and $20 - $25/kg for heavy rare earth concentrates.  Based on the Company’s rare earth distribution, this blended charge is estimated at approximately $5.50 - $5.70/kg.

As a final data point, the Company investigated the historical monthly average pricing differential between rare earth concentrate and oxide, using the limited publicly available pricing data.  Metal-Pages regularly quotes prices for only one rare earth concentrate, a 45% TREO cerium carbonate concentrate.  The Company compared this with the 99% cerium oxide price using FOB China prices from the same source. Using the historical quoted prices for the two-year period ending June 2014, the average monthly price differential was 25.2%.

Based on the evaluation methods identified above, the prices and rare earth distribution used in the PFS are outlined below:

TREO Product Pricing Used in PFS
Based on average LOM Project Output

Element	Recovered Distribution/Kg TREO (g/kg)*	Adjusted TTM Export Value/kg	Value/kg
Neodymium (Nd)	182	$71.26	12.97
Europium (Eu)**	7	$948.23	6.64
Praseodymium (Pr)**	50	$96.97	4.85
Dysprosium (Dy)**	4	$654.87	2.62
Lanthanum (La)	283	$6.77	1.91
Cerium (Ce)**	416	$4.54	1.89
Terbium (Tb)	1	$745.32	0.75
Gadolinium (Gd)	16	$46.50	0.74
Yttrium (Y)	10	$22.14	0.22
Samarium (Sm)	30	$5.50	0.17
Erbium (Er)	1	$50.36	0.05

	1,000 g	Price / kilogram	$32.81

After Discount 25%			$24.60

*Reflects concentrate grade, adjusted for anticipated recoveries and is based on a discounted basket price of $24.60/kg.  Resources, reserves and economics were all calculated using a $24.60/kg basket price, however, elemental distribution and prices vary between resource models and the PFS economic model.  Excludes ytterbium, holmium, thulium and lutetium that occur in negligible amounts and were not considered in the calculation of a basket price.

**Adjusted downward to reflect current market conditions

“Given Bear Lodge’s long Project life, the fact that it is expected to deliver a solid after-tax return using the low average rare earth prices over the past year is only part of the story,” said Paul Zink, Senior Vice President and Chief Financial Officer.  “Looking beyond the IRR, one has to appreciate the more than 40-year Project life, the low capital cost, the short construction cycle, the ability to mine a high-grade core for an extended time, the benefits of being located in resource-friendly Wyoming near existing infrastructure, and the upside to the Project’s resource.  As we move toward the Feasibility Study, we believe we have numerous opportunities to improve the economics further, including work currently advancing to optimize the metallurgical process. We are also pleased that all the Project improvements, including the production of a very pure TREO concentrate with a high percentage of critical rare earth, resulted in an initial capital cost below $300 million – a direct reflection of the benefits of our proprietary technology, superior location and existing infrastructure.”

Sensitivity Analysis

The Project’s sensitivity to certain factors is listed below:

NPV Sensitivity Analysis (Based on pre-tax NPV)
(USD Millions)	Rare Earth Prices			Operating Costs			Capital Cost

NPV	-20%	Base	+20%	-20%	Base	+20%	-20%	Base	+20%
@ 8% Discount	$176	$563	$949	$771	$563	$355	$624	$563	$502
@ 10% Discount	$117	$426	$735	$587	$426	$264	$483	$426	$368
@ 12% Discount	$73	$327	$581	$456	$327	$197	$381	$327	$272

Further Project Opportunities

The Company has identified additional areas to evaluate and consider in order to seek to optimize both the Project’s technological and economic upside.  The PFS identifies these, and the Company plans to incorporate them into the FS.  Some of these opportunities include:

Thorium Removal/Lower Costs from Proprietary Processing Technology – Subsequent to establishing the parameters for the PFS, bench-scale testing demonstrates the ability to eliminate detectable thorium within the final product by adjusting certain variables within the Company’s proprietary process.  The Company continues to evaluate this work and is looking at conducting larger-scale testing in the coming months. Additional opportunities to reduce costs include the adjustment of process variables and the investigation of selective removal of the lower-valued rare earths early in the Hydromet process.

Rare Earth Separation as a Means to Participate More Fully in the Value Chain – Initial studies have indicated that the very high purity of the Company’s concentrate should lend itself to lower cost separation by eliminating the need for the circuits required to remove impurities.  The Company is investigating available alternatives to determine the costs/benefits of incorporating downstream separation into its business model.

Inferred Mineral Resource – The 31.8 million tons (28.9 million tonnes) of Inferred mineral resource with an average grade of 2.58% TREO (using a 1.5% cutoff) was not considered in the economic evaluation in the PFS.  Of this resource, a significant portion (approximately one-third) falls within the boundaries of the designed pit and may be recoverable during mining.  This material is currently defined as waste in the Project model.  Recovery of any portion of this Inferred mineral resource, if it exists, could reduce the stripping ratio and improve Project economics.

Additional Exploration Targets – Geological, geochemical and geophysical work, along with limited drilling have identified a number of additional targets within the Project boundaries.  Two of the most promising are the Taylor and Carbon targets.  These targets have demonstrated enrichment in heavy rare earth elements (HREE) and warrant further evaluation.  Their higher HREE content could have a positive impact on revenues because HREEs’ generally have a higher price per kilogram.  Further exploration on these and other identified targets is not currently planned until mining operations are established.

Capturing By-Product Value - Mineralization at the Project contains potentially valuable by-products, such as manganese, iron, magnesium and gold.  If some or any of these can be economically recovered through the Hydromet plant, they could represent additional revenue for the Project.

Contributors

•

Roche Engineering, Inc. is the principal author of, and is an independent engineering company that prepared, the PFS on behalf of the Company. Pete Dahlberg, P.E., is the independent Qualified Person from Roche Engineering, Inc. responsible for the PFS, as well as process engineering and process capital and operating cost estimation. He reviewed and approved this news release and will review all sections of the related NI 43-101 Technical Report.

•

Alan C. Noble, P.E., of Ore Reserves Engineering (O.R.E.), is the independent Qualified Person responsible for resource estimation. The drill-hole database was verified independently by Ore Reserves Engineering, which frequently undertakes mineral property studies. O.R.E. is familiar with the CIM mineral resource/reserve definitions and the disclosure requirements of NI 43-101, to which the mineral resource and mineral reserve classifications in this news release conform.

•

William Rose, P.E. of WLR Consulting prepared the mine plan and is responsible for the design of the mine plan and estimation of mineral reserves.

•

Golder Associates is responsible for providing mine capital and operating cost estimates, designing the waste rock storage facility and water structures, and designing the tailings storage facility at the Hydromet site.

•

Jaye T. Pickarts, P.E. and Chief Operating Officer of Rare Element, is a metallurgical engineer and a Qualified Person responsible for the metallurgy and process development.

Rare Element Resources Ltd. is a publicly traded mineral resource company focused on exploration and development of rare-earth element deposits, specifically those with significant distribution of critical rare earths.  The Company is advancing development of the Bear Lodge Project, located in northeast Wyoming.  Bear Lodge is a significant mineralized district containing many of the less common, more valuable critical rare earths that are essential for electronics, fiber optics, laser systems for health and defense, as well as many evolving green technologies, like hybrid cars, solar panels and wind turbines. Permitting and feasibility work on the Project is currently underway.

For additional information, please visit the Company’s website at www.rareelementresources.com or contact Robbin Lee at 720-278-2462 or rlee@rareelementresources.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada. Except for statements of historical fact, certain information contained herein constitutes forward-looking statements. Forward-looking statements are usually identified by our use of certain terminology, including "will", "believes", "may", "expects", "should", "seeks", "anticipates", "plans", "has potential to", or "intends" (including negative or grammatical variations thereof) or by discussions of strategy or intentions. Such forward-looking statements include statements regarding: the estimated Project economics and parameters, including capital costs, NPV, IRR, after tax returns, mine and Project life, mining plan including grades of ore expected to be processed during various periods of mining, payback period, anticipated production rates and costs, rare earth prices, recovery rates and the impact of the Company’s proprietary technology on production, the impact of the Hydromet plant’s location on costs, the timing of the ROD, matters regarding the rare earths industry, including demand growth, rare earth prices and the impact of rare earths on technological advancements; mineral resource and reserve estimates; the timing and expected results of a definitive Feasibility Study including the potential for upside as a results of the incorporation of Project opportunities into the definitive Feasibility Study; the timing for the Company to update the schedule for the Project, processing test work and expected results; permitting process and progress; the expected commissioning of the Project and Project development plans for the future. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results or achievements to be materially different from any future results or achievements expressed or implied by such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, the progress of our Bear Lodge Project; fluctuations in demand for, and price of, rare earth products; success of process technology under testing or development; results from geological evaluations and programs; timing of and unexpected events at the Bear Lodge property; delay or failure to receive government approvals and permits; our ability to obtain financing for the Project on acceptable terms or at all; changes in U.S. and Canadian securities markets; and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Annual Report on Form 10-K for the year ended December 31, 2013. We expect that the above estimates as to development plans, technology and other processes, time frames and financial needs will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this news release represent management's estimate as of any date other than the date of this news release.

Cautionary Note to U.S. Investors

Cautionary Note to US Investors Concerning Estimates of Measured and Indicated Mineral Resources.  This news release uses the terms "Measured mineral resources" and "Indicated mineral resources". The Company advises US investors that while these terms are recognized and required by Canadian National Instrument 43-101, the US Securities and Exchange Commission ("SEC") does not recognize them. Also, disclosure of contained tonnage is permitted under Canadian regulations; however the SEC generally requires mineral resource information to be reported as in-place tonnage and grade. US investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves.

Additionally, this news release uses the term "Inferred mineral resources". The Company advises US investors that while this term is recognized and required by National Instrument 43-101, the SEC does not recognize it. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of Inferred mineral resources will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of Inferred mineral resources cannot form the basis of feasibility or other economic studies. US investors are cautioned not to assume that any part or all of the Inferred mineral resource exists, or is economically or legally mineable. - US investors are urged to consider closely the disclosure in our Form 10-K which may be obtained from us, or from the SEC's website at http://www.sec.gov.

SEC Industry Guide 7 does not address the reporting of the Mineral Reserve estimates reported in this news release.